Exhibit 99.1

Footnotes to Form 4

(1)

Consists of (i) 178,649,759 shares held by Advent International GPE IX Limited Partnership, 36,196,850 shares held by Advent International GPE IX-B Limited Partnership, 14,695,785 shares held by Advent International GPE IX-C Limited Partnership, 15,716,152 shares held by Advent International GPE IX-F Limited Partnership, 50,735,073 shares held by Advent International GPE IX-G Limited Partnership, 58,304,526 shares held by Advent International GPE IX-H Limited Partnership, and 32,399,939 shares held by Advent International GPE IX-I Limited Partnership (collectively, the “Advent IX Cayman Funds”), (ii) 53,588,842 shares held by Advent International GPE IX-A SCSp, 11,181,639 shares held by Advent International GPE IX-D SCSp, 23,162,376 shares held by Advent International GPE IX-E SCSp, and 1,232,119 shares held by Advent International GPE IX Strategic Investors SCSp (collectively, the “Advent IX Luxembourg Funds”), and (iii) 943,950 shares held by Advent Partners GPE IX Limited Partnership, 1,369,396 shares held by Advent Partners GPE IX-A Limited Partnership, 5,510,717 shares held by Advent Partners GPE IX-C Limited Partnership, 571,802 shares held by Advent Partners GPE IX-A Cayman Limited Partnership, and 15,209,846 shares held by Advent Partners GPE IX-B Cayman Limited Partnership (collectively, the “Advent IX Partners Funds”).

(2)

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 26, 2026, by and among the Issuer, Henkel US Operations Corporation (“Parent”), and Margot Acquisition Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Issuer, with the Issuer surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each share of Common Stock of the Issuer (each, a “Share”) issued and outstanding immediately prior to the Effective Time was converted automatically into the right to receive $2.06 per Share in cash, without interest, subject to any withholding of taxes required by applicable law.

(3)

GPE IX GP Limited Partnership is the general partner of the Advent IX Cayman Funds, GPE IX GP S.à r.l. is the general partner of the Advent IX Luxembourg Funds, and AP GPE IX GP Limited Partnership is the general partner of the Advent IX Partners Funds. Advent International GPE IX, LLC is the general partner of GPE IX GP Limited Partnership and AP GPE IX GP Limited Partnership, and is the sole shareholder of GPE IX GP S.a r.l. Advent International, L.P. is the manager of Advent International GPE IX, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent IX Luxembourg Funds, the Advent IX Cayman Funds and the Advent IX Partners Funds.

(4)

Each Reporting Person disclaims Section 16 beneficial ownership of the shares reported herein except to the extent of its pecuniary interest therein, if any, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Section 16 or any other purpose.